Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Second Quarter 2014 Financial Results

Higher Net Sales and Margins Generate Strong Earnings Growth
CORAL GABLES, FL. - July 29, 2014 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended June 27, 2014. The Company reported earnings per diluted share of $1.15 for the second quarter of 2014, compared with earnings per diluted share of $1.10 in the second quarter of 2013. Comparable earnings per diluted share were $1.19 in the second quarter of 2014, compared with comparable earnings per diluted share of $1.02 in the second quarter of 2013.
"We were pleased to achieve a double-digit increase in net sales and strong earnings per share during the second quarter of 2014," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Our results reflect the continued progress we have made in diversifying our business across our regions, distribution channels and products. Throughout the quarter, we continued to benefit from the execution of our long-term strategies, focus on controlling costs and maximizing operating efficiencies. Our results were further enhanced by higher sales volume in all of our business segments."
Net sales for the second quarter of 2014 increased 11% to $1,131.3 million, compared with $1,023.9 million in the second quarter of 2013. The increase in net sales for the quarter was primarily due to higher sales volume in all of the Company's business segments.
Gross profit for the second quarter of 2014 was $121.5 million, compared with $105.9 million in the second quarter of 2013. The increase in gross profit was primarily due to higher gross profit in the Company's banana and prepared food business segments, principally the result of increased selling prices of bananas in Europe and the Middle East, driven by favorable exchange rates in Europe, along with increased demand and lower industry supply. The Company also benefited from lower distribution and ocean freight costs.
Operating income for the second quarter of 2014 was $75.3 million, compared with $51.2 million in the second quarter of 2013. Comparable operating income for the second quarter of 2014 was $77.3 million, compared with comparable operating income of $63.1 million in the second quarter of 2013. The increase in operating income was primarily due to higher gross profit.
Net income for the second quarter of 2014 was $64.3 million, compared with $62.0 million in the second quarter of 2013. Comparable net income for the second quarter of 2014 was $66.3 million, compared with comparable net income of $57.3 million in the second quarter of 2013.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Income Statement:	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Net sales	$1,131.3	$1,023.9	$2,113.6	$1,942.7
Cost of products sold	1,009.8	918.0	1,885.4	1,738.2
Gross profit	121.5	105.9	228.2	204.5

Selling, general and administrative expenses	44.3	43.0	88.0	88.3
Gain on disposal of property, plant and equipment	0.1	0.2	0.2	0.5
Asset impairment and other charges (credits), net (1)	2.0	11.9	(0.1)	12.0
Operating income	75.3	51.2	140.5	104.7

Interest expense, net	0.9	0.7	1.9	1.3
Other expense (income), net (2)	3.6	(17.5)	2.9	(15.9)

Income before income taxes	70.8	68.0	135.7	119.3

Provision for income taxes	5.4	6.0	11.4	15.5
Net income	$65.4	$62.0	$124.3	$103.8

Less: Net income attributable to noncontrolling interests	1.1	—	1.4	0.7
Net income attributable to Fresh Del Monte Produce Inc.	$64.3	$62.0	$122.9	$103.1

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$1.15	$1.10	$2.19	$1.81

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$1.15	$1.10	$2.18	$1.80

Dividends declared per ordinary share	$0.125	$0.125	$0.250	$0.250

Weighted average number of ordinary shares:
Basic	55,719,554	56,236,088	56,100,702	56,914,299
Diluted	56,078,575	56,580,815	56,443,057	57,290,793

Selected Income Statement Data:
Depreciation and amortization	$18.1	$17.2	$36.1	$34.7

Non-GAAP Measures (per share):
Reported net income - Diluted	$1.15	$1.10	$2.18	$1.80
Asset impairment and other charges (credits), net (1)	0.04	0.21	—	0.21
Favorable settlement of litigation (2)	—	(0.29)	—	(0.29)
Comparable net income - Diluted (3)	$1.19	$1.02	$2.18	$1.72

(1)
Asset impairment and other charges (credits), net, for the quarter and six months ended June 27, 2014 related principally to restructuring activities in the United Kingdom and Germany, previously announced exit activities in Brazil partially offset by a gain on litigation in Hawaii. Asset impairment and other charges (credits), net, for the quarter and six months ended June 28, 2013 related principally to asset impairment related to previously announced exit activities in Brazil, asset impairments related to underperforming assets in Costa Rica and charges related to the closure of an under-utilized distribution center in Germany.

(2)	Favorable judgment awarded in litigation for the second quarter of 2013 for $16.6 million.

(3)
Management reviews comparable operating income, comparable net income and comparable net income per share and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 27, 2014				June 28, 2013
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$505.1	44%	$49.9	41%	$457.0	45%	$34.7	33%
Other Fresh Produce	518.2	46%	55.7	46%	478.3	46%	62.0	58%
Prepared Food	108.0	10%	15.9	13%	88.6	9%	9.2	9%
	$1,131.3	100%	$121.5	100%	$1,023.9	100%	$105.9	100%

	Six months ended
	June 27, 2014				June 28, 2013

	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$942.0	45%	$80.9	35%	$863.0	44%	$65.2	32%
Other Fresh Produce	972.5	46%	120.3	53%	912.0	47%	121.3	59%
Prepared Food	199.1	9%	27.0	12%	167.7	9%	18.0	9%
	$2,113.6	100%	$228.2	100%	$1,942.7	100%	$204.5	100%

	Quarter ended				Six months ended
Net Sales by Geographic Region:	June 27, 2014		June 28, 2013		June 27, 2014		June 28, 2013

North America	$592.4	52%	$540.5	53%	$1,139.0	54%	$1,056.9	54%
Europe	220.5	20%	204.1	20%	404.9	19%	386.1	20%
Middle East	162.9	14%	136.5	13%	292.6	14%	244.4	13%
Asia	136.5	12%	131.3	13%	234.8	11%	226.7	12%
Other	19.0	2%	11.5	1%	42.3	2%	28.6	1%
	$1,131.3	100%	$1,023.9	100%	$2,113.6	100%	$1,942.7	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 27, 2014	December 27, 2013

Assets
Current assets:
Cash and cash equivalents	$47.5	$42.5
Trade accounts receivable, net	402.3	338.8
Other accounts receivable, net	61.0	59.3
Inventories, net	463.9	533.1
Other current assets	49.4	41.9
Total current assets	1,024.1	1,015.6

Investment in and advances to unconsolidated companies	2.1	2.1
Property, plant and equipment, net	1,147.8	1,101.2
Goodwill	331.5	331.4
Other noncurrent assets	139.9	138.9
Total assets	$2,645.4	$2,589.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$382.2	$356.0
Current portion of long-term debt and capital lease obligations	1.7	2.8
Other current liabilities	31.7	23.8
Total current liabilities	415.6	382.6

Long-term debt and capital lease obligations	180.3	248.6
Other noncurrent liabilities	207.6	206.8
Total liabilities	803.5	838.0

Total Fresh Del Monte Produce Inc. shareholders' equity	1,802.3	1,713.1
Noncontrolling interests	39.6	38.1
Total shareholders' equity	1,841.9	1,751.2
Total liabilities and shareholders' equity	$2,645.4	$2,589.2

Selected Balance Sheet Data:
Working capital	$608.5	$633.0
Total debt	$182.0	$251.4

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 27, 2014	June 28, 2013
Operating activities:
Net income	$124.3	$103.8
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	36.1	34.7
Amortization of debt issuance costs	0.2	0.2
Asset impairment, net	0.3	11.4
Gain on sale of securities	—	(2.3)
Gain on sales of property, plant and equipment	(0.2)	(0.5)
Foreign currency translation adjustment	2.4	(4.1)
Other changes	0.1	7.7
Changes in operating assets and liabilities:
Receivables, net	(65.5)	(61.4)
Inventories, net	62.8	11.4
Other current assets	(8.4)	(7.1)
Accounts payable and accrued expenses	41.5	28.3
Other noncurrent assets and liabilities	(0.8)	3.4
Net cash provided by operating activities	192.8	125.5

Investing activities:
Capital expenditures	(81.9)	(57.3)
Proceeds from sales of property, plant and equipment	0.8	1.3
Proceeds from sale of securities available-for-sale	—	7.8
Net cash used in investing activities	(81.1)	(48.2)

Financing activities:
Net repayments on long-term debt	(70.8)	(4.6)
Contributions from noncontrolling interests	5.0	3.6
Proceeds from stock options exercised	7.7	19.6
Dividends paid	(14.2)	(14.3)
Repurchase of shares	(35.2)	(92.2)
Net cash used in financing activities	(107.5)	(87.9)

Effect of exchange rate changes on cash	0.8	1.5

Net increase (decrease) in cash and cash equivalents	5.0	(9.1)
Cash and cash equivalents, beginning	42.5	39.9
Cash and cash equivalents, ending	$47.5	$30.8

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Fresh Del Monte Produce Inc.

Second Quarter 2014 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 11% to $505.1 million, compared with $457.0 million in the second quarter of 2013. Worldwide pricing increased $0.34, or 2%, to $15.50 per unit, compared with $15.16 per unit in the second quarter of 2013, primarily due to favorable exchange rates in Europe. Volume was 8% higher than the prior year period. Gross profit for the quarter was $49.9 million, compared with $34.7 million in the second quarter of 2013. Unit cost was in line with the prior year period.
Other Fresh Produce
Net sales for the quarter increased 8% to $518.2 million, compared with $478.3 million in the second quarter of 2013. The increase in net sales was primarily the result of higher sales volume in the Company's pineapple, tomato and melon product lines, partially offset by lower sales volume in the Company's fresh-cut product line. Gross profit for the quarter was $55.7 million, compared with gross profit of $62.0 million in the second quarter of 2013.

Gold pineapple - Net sales increased 27% to $172.4 million. Volume increased 31%. Pricing decreased 3%. Unit cost was 1% lower.
Fresh-cut - Net sales decreased 8% to $107.3 million. Volume decreased 9%. Pricing increased 1%. Unit cost was 5% higher.
Melon - Net sales increased 15% to $39.6 million. Volume increased 26%. Pricing decreased 9%. Unit cost was 7% lower.
Non-tropical - Net sales of $135.2 million were in line with the prior year period. Volume decreased 6%. Pricing increased 6%. Unit cost was 6% higher.
Tomato - Net sales increased 34% to $33.0 million. Volume more than doubled. Pricing decreased 35%. Unit cost was 19% lower.
Prepared Food
Net sales for the quarter increased 22% to $108.0 million, compared with $88.6 million in the second quarter of 2013, primarily due to higher sales volume in the Company's poultry product line, along with higher sales volume and increased selling prices in the Company's industrial and canned pineapple product lines. Gross profit for the quarter was $15.9 million, compared with $9.2 million in the second quarter of 2013.
Cash Flows
Net cash provided by operating activities for the first six months of 2014 was $192.8 million, compared with $125.5 million in the same period of 2013. The increase in cash provided by operating activities was principally attributable to higher net income and effective inventory management.
Total Debt
Total debt decreased from $251.4 million at the end of 2013 to $182.0 million at the end of the second quarter of 2014. The decrease in total debt was due to repayment of debt as a result of higher cash flow.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the second quarter 2014 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 27, 2013 along with other reports that the Company has on file with the Securities and Exchange Commission.

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